Exhibit 99.2

V74760-TBD See the reverse side for instructions on how to access materials. You are receiving this communication because you hold securities in Fortive Corporation (“Fortive”). Fortive has released informational materials regarding the spin-off of its wholly owned subsidiary, Ralliant Corporation (“Ralliant”), that are now available for your review. This notice provides instructions on how to access the materials for informational purposes only. It is not a form for voting and presents only an overview of the materials, which contain important information and are available, free of charge, on the Internet or by mail. We encourage you to access and review closely the materials. To effect the spin-off, Fortive will distribute 100% of the shares of Ralliant common stock on a pro rata basis to Fortive stockholders. Following the distribution, which will be effective as of 12:01 a.m. Eastern Time on [ ], Ralliant will be a separate, publicly traded company. Fortive is not soliciting proxy or consent authority from stockholders in connection with the spin-off. The materials consist of the Information Statement that Ralliant has prepared in connection with the spin-off. You may view the materials online at www.materialnotice.com and easily request a paper or e-mail copy (see reverse side). Important Notice Regarding the Availability of Materials FORTIVE CORPORATION

V74761-TBD Requests, instructions and other inquiries sent to this e-mail address will NOT be forwarded to your investment advisor. How to View Online: Visit: www.materialnotice.com. Have the information that is printed in the box marked by the arrow above. How to Request and Receive a PAPER or E-MAIL Copy: If you want to receive a paper or e-mail copy of these materials, you must request one. There is NO charge for requesting a copy. Please choose one of the following methods to make your request: 1) BY INTERNET: www.materialnotice.com 2) BY TELEPHONE: 1-800-579-1639 3) BY E-MAIL*: sendmaterial@materialnotice.com * If requesting materials by e-mail, please send a blank e-mail with the information that is printed in the box marked by the arrow above in the subject line. Materials Available to VIEW or RECEIVE:

V74762-TBD THIS NOTICE WILL ENABLE YOU TO ACCESS MATERIALS FOR INFORMATIONAL PURPOSES ONLY

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